Exhibit (a)(30)

ATTENTION:

The Offer described in the enclosed materials has been extended to 12:00 midnight ET, August 13, 2010. Your instructions by mail, telephone, or internet, must be received by 4:00 p.m. ET on August 10, 2010. If you have any questions about the Offer, please contact MacKenzie Partners Inc., the Information Agent toll-free at 1-800-322-2885. If you have any questions regarding the Airgas Board’s recommendation that you do not tender to the Offer, please contact Innisfree M&A Incorporated toll-free at 1-877-687-1875.